                                                                     EXHIBIT 4.4


THE WARRANT EVIDENCED HEREBY, AND THE SHARES OF COMMON STOCK ISSUABLE HEREUNDER, HAVE BEEN AND WILL BE ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE APPLICABLE SECURITIES LAWS OF ANY STATE. SUCH SECURITIES HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO DISTRIBUTION OR RESALE, AND SHALL NOT BE SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS THE PROPOSED DISPOSITION IS THE SUBJECT OF A CURRENTLY EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SAID ACT AND SUCH STATE SECURITIES LAWS IN CONNECTION WITH SUCH DISPOSITION.

                             NOVATEL WIRELESS, INC.

                          COMMON STOCK PURCHASE WARRANT

                             Void After ______, 2005

                    This Stock Purchase Warrant is Issued to

                      [INSERT NAME AND ADDRESS OF GRANTEE]



(hereinafter called the "initial registered holder" or the "registered holder," which term shall include its successors and assigns) by Novatel Wireless, Inc., a Delaware corporation (hereinafter referred to as the "Company"). The holder of this common stock purchase warrant ("Warrant") is entitled to certain of the benefits conferred by that certain Series D Convertible Preferred Stock and Warrant Purchase Agreement dated as of _______, 2000 (the "Purchase Agreement"), and that certain Amended and Restated Investors' Rights Agreement dated as of _______, 2000 (the "Investors' Rights Agreement"), copies of which are on file at the office of the Company at the address specified below. This Warrant may be transferred by the registered holder only in accordance with the provisions of
Section 1.06 and Section 5 hereof. A copy of the Purchase Agreement and the Investors' Rights Agreement will be furnished to any subsequent registered holder hereof upon written request. The Investors' Rights Agreement contains an undertaking by the Company under certain circumstances to effect registration and qualification under federal and state securities laws of, or to take other action with respect to, the shares of common stock, par value $0.001, of the Company ("Common Stock") issuable on exercise of this Warrant.

        Section 1. The Warrant.

        1.01. Manner of Exercise. For value received and subject to the terms and conditions hereinafter set forth, the registered holder hereof is entitled, upon surrender of this Warrant (with the subscription form annexed hereto duly executed) at the office of the Company at 9360 Towne Centre Drive, Suite 110, San Diego, CA 92121, or such other office of which the Company shall notify the registered holder hereof in writing, to purchase from the Company _____ (_____) fully paid and nonassessable shares ("Initial Exercisable Shares" and, as may be adjusted from time to time as hereinafter provided, "Exercisable Shares") of Common Stock for an initial exercise price of $17.25 per share as may be adjusted from time to time as provided below (the "Warrant Exercise Price"). This Warrant may be exercised in full or in part from time to time when exercisable. As promptly as practicable after surrender of this Warrant and receipt of payment of the Warrant Exercise Price, the Company shall issue and deliver to the registered holder a certificate or certificates for shares of Common Stock, in certificates of such denominations and in such names as the registered holder hereof may specify, together with any other stock, securities or property which such holder may be entitled to receive pursuant to Sections 1.07(B), 1.07(C) or 1.07(D) hereof. In the case of the purchase of less than all the shares purchasable under this Warrant, the Company shall cancel this Warrant upon the surrender hereof and shall execute and deliver a substitute Warrant of like tenor for the balance of the shares purchasable hereunder.

        1.02. Date of Exercisability. This Warrant may be exercised by its registered holder on or after the earliest to occur of (i) the first anniversary of the Closing (as defined in the Purchase Agreement) and prior to termination,
(ii) the closing of a firm commitment public offering pursuant to an effective registration statement on Form S-1 under the Securities Act of 1933, as amended, at a public offering price (prior to underwriting discounts and commissions) equal to or exceeding $17.25 per share of Common Stock (as adjusted for any stock dividends, combinations or splits with respect to such shares) and in which the proceeds to the Company from such offering aggregate not less than $35 million (prior to underwriting discounts and commissions), or (iii) the commencement of the 30-day period prior to the consummation of a transaction effecting (a) the sale of all or substantially all the assets of the Company;
(b) the sale (other than in connection with financing arrangements) of capital stock or other securities representing a majority of the total voting power of shares of stock entitled to vote in the election of directors; or (c) a merger consolidation or tender offer in which the Company is not the surviving entity (hereinafter, a "Change in Control"). This Warrant shall expire at 8:00 P.M. (Eastern Standard Time) on _______, 2005 and shall be void thereafter.

        1.03. Payment of Exercise Price; Net Issue Exercise

                A. The Warrant Exercise Price may be paid by cash, check, wire transfer or by the surrender to the Company of promissory notes or other instruments representing indebtedness of the Company to the registered holder.

                B. In lieu of exercising this Warrant in the manner provided above in Section 1.03(A), the registered holder may elect to receive shares equal to the then fair market value of this Warrant (or the portion thereof being canceled) by surrender of this Warrant at the principal office of the Company together with notice of such election on the subscription form appended hereto duly executed by such registered holder or such registered holder's duly authorized attorney, in which event the Company shall issue to the registered holder a number of shares of Common Stock computed using the following formula:

               X =  Y (A - R)
                    ---------
                        A

Where          X = The number of shares of Common Stock to be issued to the registered holder.

               Y = The number of shares of Common Stock purchasable under this
                   Warrant (at the date of such calculation).

               A = The fair market value of one share of Common Stock (at the date of such calculation).

               B = The Warrant Exercise Price (as adjusted to the date of such calculation).

                        (i) For purposes of this Section 1.03(B), the fair market value of one share of Common Stock on the date of calculation shall mean:

                                (A) if the exercise is in connection with an
initial public offering of shares of the Company's Common Stock, and if the Company's Registration Statement relating to such public offering has been declared effective by the Securities and Exchange Commission, then the fair market value per share of Common Stock shall be the initial "Price to Public" specified in the final prospectus with respect to the offering;

                                (B) if this Warrant is exercised after, and not
in connection with, the close of the Company's initial public offering, and if the Company's Common Stock is then traded on a securities exchange or The Nasdaq Stock Market or actively traded over-the-counter:

                                        (1) if the Company's Common Stock is
traded on a securities exchange or The Nasdaq Stock Market, the fair market value shall be deemed to be the average of the closing price per share over the twenty (20) day period ending three days before the date of calculation; or

                                        (2) if the Company's Common Stock is
actively traded over-the-counter, the fair market value per share of the Company's common stock shall be deemed to be the average of the closing bid or sales price (whichever is applicable) over the thirty (30) day period ending three days before the date of calculation; or

                                (C) if neither (A) nor (B) is applicable, the
fair market value per share of the Company's Common Stock shall be the amount determined in good faith by the Company's Board of Directors, unless the Company is, at such time, within the thirty (30) consecutive day period immediately preceding the consummation of a Change in Control in which case the fair market value per share of Common Stock shall be deemed to be the value of the consideration per share received by the holders of such stock pursuant to such consummation of a Change in Control.

        1.04. During the period within which the rights represented by this Warrant may be exercised, the Company shall at all times have authorized and reserved for the purpose of issue upon exercise of the rights evidenced hereby, a sufficient number of shares of its Common Stock to provide for the exercise of such rights. Upon surrender for exercise, this Warrant shall be canceled and shall not be reissued; provided, however, that upon the partial exercise hereof a substitute Warrant representing the rights to subscribe for and purchase any such unexercised portion hereof shall be issued.

        1.05. Subject to compliance with applicable securities laws, this Warrant may be subdivided into one or more common stock purchase warrants entitling the registered holder to purchase shares of Common Stock in multiples of one or more whole shares, upon surrender of this Warrant by the registered holder for such purpose at the office of the Company,

        1.06. The Company shall maintain at its office (or at such other office or agency of the Company as it may from time to time designate in writing to the registered holder hereof), a register containing the names and addresses of the holders of all the Company's common stock purchase warrants. The registered holder of such a warrant shall be the person in whose name such warrant is originally issued and registered, unless a subsequent holder shall have presented to the Company such warrant, duly assigned to him, for inspection and a written notice of his acquisition of such warrant and designating in writing the address of such holder, in which case such subsequent holder of the warrant shall become a subsequent registered holder. Any registered holder of this Warrant may change his address as shown on such register by written notice to the Company requesting such change. Any written notice required or permitted to be given to the registered holder of this Warrant shall be mailed, by registered or certified mail, to such registered holder at his address as shown on such register.

        1.07. The rights of the registered holder hereof shall be subject to the following terms and conditions:

                (A) Adjustment to the Warrant Exercise Price.

                        (i) Special Definitions. For purposes of this Subsection 1.07, the following definitions shall apply:

                              (1) "Option" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                              (2) "Warrant Exercise Price" shall mean initially $17.25 per share of Common Stock and shall be subject to adjustment as hereinafter provided.

                              (3) "Original Issue Date" shall mean the date on which this Warrant was issued.

                              (4) "Stock Purchase Warrants" shall mean the
        Warrants sold by the Company pursuant to the Purchase Agreement.

                              (5) "Series D Purchase Price" shall mean $17.25 per share of the Company's Series D Convertible Preferred Stock, par value $0.001 per share ("Exercise D Preferred Stock").

                              (6) "Converted Securities" shall mean any evidences of indebtedness, shares of capital stock (other than Common Stock) or other securities directly or indirectly convertible into or exchangeable for Common Stock.

                              (7) "Additional Shares of Common Stock" shall mean any shares of Common Stock issued (or, pursuant to Subsection 1.07(A)(iii), deemed to be issued) by the Company after the Original Issue Date, other than:

                                        (a) shares of Common Stock issuable upon
        the exercise or conversion of securities of the Company outstanding as of the Original Issue Date;

                                        (b) shares of Common Stock issuable upon
        conversion of up to 2,263,857 shares of Series A Preferred Stock and up to 1,251,798 shares of Series A Preferred Stock (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like) to be issued upon exchange of shares of the Series A preferred stock of Novatel Wireless Technologies, Ltd. (the "NWT Exchangeable Series A");

                                        (c) shares of Common Stock issuable upon
        conversion of up to 2,084,281 shares of Series B Preferred Stock and up to 213,614 shares of Series B Preferred Stock (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like) to be issued upon exchange of the shares of the Series B preferred stock of NWT (the "NWT Exchangeable Series B");

                                        (d) up to 330,105 shares of Common Stock
        (appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like) to be issued upon exercise of warrants issued by NWT to purchase shares of the exchangeable common stock of NWT (the "NWT Exchangeable Common");

                                        (e) up to 781,605 shares of Common Stock
        issuable upon exercise of the warrants granted to certain investors pursuant to the Series B Stock Purchase Agreement;

                                        (f) up to 1,308,057 shares of Common
        Stock issuable upon exercise of warrants granted to certain investors pursuant to that certain Unit Purchase Agreement dated as of June 15, 1999;

                                        (g) shares of Common Stock issuable upon
        the conversion of up to 3,698,087 shares of the Series C Preferred
        Stock;

                                        (h) up to 716,213 shares of Common Stock
        issuable upon exercise of warrants granted to certain investors pursuant to the Series C Stock Purchase Agreement and ancillary transactions;

                                        (i) any issuance of securities for which
        adjustment of the Series C Conversion Price is made pursuant to Subsection 3(h);

                                        (j) shares of Common Stock issuable upon
        the conversion of up to 2,600,000 shares of Series D Preferred Stock;

                                        (k) up to 520,000 shares of Common Stock
        issuable upon exercise of warrants granted to certain investors pursuant to the Series D Stock Purchase Agreement;

                                        (l) any minimum number of shares of
        capital stock required by law to be issued to directors of the Company;

                                        (m) securities issued or issuable as a
        dividend or distribution on the Preferred Stock;

                                        (n) up to 2,000,000 shares of the Common
        Stock (or related options)(appropriately adjusted to take account of any stock split, stock dividend, combination of shares or the like), or such higher number of shares (or options) as is recommended by the Compensation Committee of the Company's Board of Directors and approved by the Company's Board of Directors, issued or issuable to officers, directors or employees of, or consultants to, the Company's pursuant to a stock purchase or option or warrant plan or other similar arrangement approved by the Board of Directors;

                                        (o) securities (or securities issued
        upon the exercise of securities) issued in connection with financing arrangements with lending institutions or equipment leasing arrangements;

                                        (p) any shares of capital stock of the
        Company, not to exceed one-half of one percent of the total issued and outstanding capital stock of the Company on an "as converted to Common Stock" basis, the issuance of which is approved by vote of a majority of the Board of Directors of the Company, including the affirmative vote of a majority of the directors designated for election by the holders of the Series D Preferred Stock; and

                                        (q) not more than ten shares of capital
        stock of the Company on an "as converted to Common Stock" basis, the issuance of which resulted from mathematical or other error or inadvertence, provided that the transaction in which such shares were issued was approved at the time by vote of a majority of the Board of Directors of the Company, including the affirmative vote of a majority of the directors designated for election by the holders of the Series D Preferred Stock.

                (ii) No Adjustment to Warrant Exercise Price. Except as set forth in Subsection 1.07(A)(vi), no adjustment to the Warrant Exercise Price shall be made unless the consideration per share for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Series D Purchase Price.

                (iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock.

                      (1) Options an Convertible Securities. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business (Eastern Standard Time or Eastern Daylight Savings Time, if applicable) on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Subsection 1.07(A)(v) hereof) of such Additional Shares of Common Stock would be less than the Series D Purchase Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

                          (a) no further adjustment in the Warrant Exercise
                Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                          (b) if such Options or Convertible Securities by their
                terms provide, with the passage of time or otherwise, for any increase in the Consideration (as defined in Subsection 1.07(A)(v)) payable to the Company, or decrease in the number of shares of Common Stock or Convertible Securities issuable, upon the exercise, conversion or exchange thereof, the Warrant Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                          (c) upon the expiration of any such Options or any
                rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Warrant Exercise Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                              (i) in the case of Convertible Securities or
                Options for Common Stock, the only Additional Shares of Common Stock issued were the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

                              (ii) in the case of Options for Convertible
                Securities only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company (determined pursuant to Subsection 1.07(A)(v)) upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                        (d) no readjustment pursuant to clause (b) or (c) of
                this Section 1.07(A)(iii) shall have the effect of increasing the Warrant Exercise Price to an amount which exceeds the lower of (i) the Warrant Exercise Price on the original adjustment date, or (ii) the Warrant Exercise Price that would have resulted from any issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date;

                        (e) in the case of any Options which expire by their
                teens not more than thirty days after the date of issue thereof, no adjustment of the Warrant Exercise Price shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the same manner provided in clause
                (c) of this Section 1.07(A)(iii); and

                        (f) if such record date shall have been fixed and such
                Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Warrant Exercise Price which became effective on such record date shall be canceled as of 8:00 P.M. Eastern Standard Time (or Eastern Daylight Savings Time if applicable) on such record date, and thereafter the Warrant Exercise Price shall be adjusted pursuant to this Subsection 1.07(A)(iii) as of the actual date of their issuance.

                   (2) Stock Dividends, Stock Distributions and Subdivisions. In the event the Company at any time or from time to time after the Original Issue Date shall declare or pay any dividend or make any other distribution on the Common Stock payable in Common Stock or effect a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock), then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued:

                        (a) in the case of any such dividend or distribution,
                immediately after 8:00 P.M. (Eastern Standard Time or Eastern Daylight Savings Time, if applicable) on the record date for the determination of holders of any class of securities entitled to receive such dividend or distribution, or

                        (b) in the case of any such subdivision, at 8:00 P.M.
                (Eastern Standard Time or Eastern Daylight Savings Time, if applicable) on the date immediately prior to the date upon which such corporate action becomes effective.

                        If such record date shall have been fixed and no part of
                such dividend shall have been paid on the date fixed therefor, the adjustment previously made in the Warrant Exercise Price which became effective on such record date shall be canceled as of 8:00 P.M. (Eastern Standard Time or Eastern Daylight Savings time, if applicable) on such record date, and thereafter the Warrant Exercise Price shall be adjusted pursuant to this
                Section 1.07(A)(iii) as of the time of actual payment of such dividend.

        Adjustment to the Warrant Exercise rice Upon Issuance of Additional Shares of Common Stock. In the event that at any time or from time to time after the Original Issue Date, the Company shall issue Additional Shares of Common Stock (including, without limitation, Additional Shares of Common Stock deemed to be issued pursuant to Subsection 1.07(A)(iii)(1), but excluding Additional Shares of Common Stock deemed to be issued pursuant to Subsection 1.07(A)(iii)(2), which event is dealt with in Subsection 1.07(A)(vi)(1)), without consideration or for consideration per share less than the Series D Purchase Price, then and in such event, if the consideration per share for which such Additional Shares of Common Stock are issued or deemed issued is below $17.25, the Warrant Exercise Price shall be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying $17.25 by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at $17.25 per share, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common Stock so issued. For the purpose of the above calculation, the number of shares of Common Stock outstanding immediately prior to such issue shall be calculated on a fully diluted basis, as if all shares of Series A Preferred Stock (including the NWT Exchangeable Series
A), Series B Preferred Stock (including the NWT Exchangeable Series B), Series C Preferred Stock (including the Series C Warrant Shares) and Series D Preferred Stock, the NWT Exchangeable Common, and all Options and Convertible Securities had been fully converted into, or exercised, or exchanged for shares of Common Stock immediately prior to such issuance (and the resulting securities fully converted into shares of

Common Stock, if so convertible) as of such date, but not including in such calculation any additional shares of Common Stock issuable with respect to shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Options Convertible Securities, or other rights for the purchase of shares of stock or convertible securities, solely as a result of the adjustment of the Series A Conversion Price, Series B Conversion Price, Series C Conversion Price or Series D Conversion Price (or other conversion ratios) pursuant to the Company's Amended and Restated Certificate of Incorporation resulting from the issuance of the Additional Shares of Common Stock causing the adjustment in question.

            (iv) Determination of Consideration. For purposes of this Subsection 1.07(A), the consideration (the "Consideration") received or receivable by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

                (1) Cash and Property: Such Consideration shall:

                        (a) insofar as it consists of cash, be computed at the
                aggregate amounts of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends;

                        (b) insofar as it consists of property other than cash,
                be computed at the fair value thereof at the time of such issue, as determined in good faith by the Company's Board of Directors; and

                        (c) in the event Additional Shares of Common Stock are
                issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received or receivable computed as provided in Subsections 1.07(A)(v)(1)(a) and 1.07(A)(v)(1)(b) above, allocable to such Additional Shares of Common Stock as determined in good faith by the Company's Board of Directors; provided, however, that in the event warrants or other options to purchase shares of Common Stock are issued without consideration or for a nominal consideration contemporaneously with the issuance of debt or preferred stock, or both, then the consideration received by the Company for such debt or preferred stock shall be deemed properly allocated to the issuance of the warrants or options.

                (2) Additional Shares of Common Sock other Options and Convertible Securities. The Consideration per share for the issue of any Additional Shares of Common Stock other than Options and Convertible Securities shall be the Consideration for the issue of any Additional Shares of Common Stock other than Options or Convertible Securities, divided by the total number of such Additional Shares of Common Stock issued by the Company in exchange therefor.

                (3) Options and Convertible Securities. The Consideration per share for Additional Shares of Common Stock deemed to have been issued pursuant to Subsection 1.07(A)(iii)(1), relating to Options and Convertible Securities, shall be computed by dividing (x) the Consideration for the issue of such Options or Convertible Securities, plus the aggregate amount of additional Consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such Consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by (y) the number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                        (v) Adjustment of the Warrant Exercise Price for Dividends, Distributions, Subdivisions, Combinations or Consolidations of Common Stock.

                              (1) Stock Dividends, Distributions or
        Subdivisions. In the event the Company shall be deemed to have issued Additional Shares of Common Stock pursuant to Subsection 1.07(A)(iii)(2) in a stock dividend, stock distribution or subdivision, the Warrant Exercise Price in effect immediately before such deemed issue shall, concurrently with the effectiveness of such deemed issue, be proportionately decreased.

                              (2) Combinations or Consolidations. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Warrant Exercise Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

                (B) Adjustments for Certain Dividends and Distributions. In the event that at any time or from time to time after the Original Issue Date the Company shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that the holder of this Warrant shall receive upon exercise thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had this Warrant been exercised for Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the exercise date, retained such securities receivable by them as aforesaid during such period, giving application during such period to all adjustments called for herein.

                (C) Adjustment for Reclassification, Exchange, or
Substitution. In the event that at any time or from time to time after the Original Issue Date, the Common Stock issuable upon the exercise of this Warrant shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a merger, consolidation, or sale of assets provided for below), then and in each such event the registered holder of this Warrant shall have the right thereafter to exercise this Warrant for the kind and amount of shares of stock and other securities and property receivable upon such


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reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such Warrant might have been exercisable immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

                (D) Adjustment for Merger, Consolidation or Sale of Assets. In the event that at any time or from time to time after the Original Issue Date, the Company shall sell all or substantially all its assets or merge or consolidate with or into another entity, this Warrant shall thereafter be exercisable for the kind and amount of shares of stock or other securities or property which a holder of the number of shares of Common Stock of the Company assumable upon exercise of this Warrant would have been entitled to receive upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 1.07 with respect to the rights and interest thereafter of the registered holder of this Warrant, to the end that the provisions set forth in this Section 1.07 (including provisions with respect to changes in and other adjustments of the Warrant Exercise Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of this Warrant.

                (E) No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or Bylaws or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, including, without limitation, voluntary bankruptcy proceedings, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this
Section 1.07 and in the taking of all such action as may be necessary or appropriate on order to protect the rights of the registered holder of this Warrant against impairment.

                (F) Notice of Adjustment of the Warrant Exercise Price or Number of Exercisable Shares. Upon the occurrence of each adjustment, readjustment or other change relating to the Warrant Exercise Price or in the number of Exercisable Shares, then, and in each such case, the Company at its expense shall give written notice thereof, by first class mail, postage prepaid, addressed to the registered holder at the address of such registered holder as shown on the books of the Company, which notice shall state the Warrant Exercise Price resulting from such adjustment and the increase or decrease in the number of Exercisable Shares (or other denominations of securities) purchasable at the Warrant Exercise Price upon the exercise of this Warrant setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

                (G) Notice. In case at any time: (1) the Company shall pay any dividend or make any distribution (other than regular cash dividends from earnings or earned surplus paid at an established rate) to the holders of its Common Stock; (2) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of stock of any class or other rights; (3) there shall be any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with or sale of all or substantially all its assets to another corporation; or (4) there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company; then, in any one or more of such enumerated cases, the Company shall give written notice, by first class mail, postage prepaid,


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addressed to the registered holder at the address of such registered holder as shown on the books of the Company on the date on which (a) the books of the Company shall close or a record date shall be fixed for determining the shareholders entitled to such dividend, distribution or subscription rights, or
(b) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also provide reasonable details of the proposed transaction and specify the date as of which the holders of Common Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 calendar days prior to the action in question and not fewer than 20 calendar days prior to the record date or the date on which the Company's transfer books are closed in respect thereto.

                (H) Voting Rights. This Warrant shall not entitle its registered holder to any voting rights or any other rights as a stockholder of the Company, but upon presentation of this Warrant with the subscription form annexed duly executed and the tender of payment of the Warrant Exercise Price at the office of the Company pursuant to the provisions of this Warrant the registered holder shall forthwith be deemed a stockholder of the Company in respect of the shares of Common Stock so subscribed and paid for.

                (I) No Change Necessary. The form of this Warrant need not be changed because of any adjustment in the Warrant Exercise price or in the number of shares of Common Stock issuable upon its exercise. A Warrant issued after any adjustment on any partial exercise or upon replacement may continue to express the same Warrant Exercise Price and the same number of shares of Common Stock (appropriately reduced in the case of partial exercise) as are stated on this Warrant as initially issued, and that Warrant Exercise Price and that number of shares shall be considered to have been so changed as of the close of business on the date of adjustment.

        Section 2. Covenant of the Company. All shares of Common Stock which may be issued upon the exercise of the rights represented by this Warrant, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

        Section 3. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon exercise of this Warrant. If, upon exercise of this Warrant as an entirety, its registered holder would, except for the provisions of this Section 3, be entitled to receive a fractional share of Common Stock, then the Company shall pay in cash to such registered holder an amount equal to such fractional share multiplied by the fair market value of one share of Common Stock (as reasonably determined by the Board of Directors of the Company) on the date of such exercise,

        Section 4. Substitution. In case this Warrant shall be mutilated, lost, stolen or destroyed, the Company will issue a new Warrant of like tenor and denomination and deliver the same (a) in exchange and substitution for and upon surrender and cancellation of any mutilated Warrant, or (b) in lieu of any Warrant lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft, or destruction of such Warrant (including a reasonably detailed affidavit with respect to the circumstances of any loss, theft or destruction), and of indemnity (or, in the case of the initial registered holder or any other institutional holder, an indemnity agreement) satisfactory to the Company.

        Section 5. Transfer Restrictions. This Warrant or the shares of Common Stock into which this Warrant is exercisable shall not be sold, transferred, pledged or hypothecated unless the proposed disposition is the subject of a currently effective registration statement under the Securities Act, or unless the Company has received an opinion of counsel reasonably satisfactory in form and scope to the Company that such registration is not required except that such restrictions shall not apply to any transfer of this Warrant or the shares of Common Stock into which this Warrant is exercisable: (i) to a partner or other affiliate of the registered holder, including any entity of which the registered holder or a related entity is a general partner; (ii) by gift or bequest or through inheritance to, or for the benefit of, any member or members of the registered holder's immediate family; (iii) by a registered holder to a trust
(a) in respect of which the registered holder serves as trustee, provided that the trust instrument governing such trust shall provide that the registered holder, as trustee, shall retain sole and exclusive control over the voting and disposition of such Warrant until the termination of this Warrant or (b) for the benefit solely of any member or members of the registered holder's immediate family; and (iv) pursuant to any underwritten public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

        Section 6. Taxes. The Company shall pay any taxes or other charges that may be imposed in respect of the issuance and delivery of the Warrant or any shares of Common Stock or other property upon exercise hereof.

        Section 7. Governing Law. This Warrant shall be deemed a contract made under the laws of the State of Delaware and its provisions and the rights and obligations of the parties hereunder shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of Delaware, without regard to its principles of conflicts of laws.

        Section 8. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought,

                            [Signature Page Follows]



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